Exhibit 99.1

Nightfood and TAP to Offer Nightfood Cookies as Proof-of-Concept Test with Nestlé START and CO.

Tarrytown, NY, April 4, 2023 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snack category, announced today that Nightfood sleep-friendly cookies will be available as an amenity on TAP Air Portugal overnight flights from Miami to Lisbon as part of a proof-of-concept phase between Nightfood and Nestlé START and CO. Iberia.

TAP prides itself on staying ahead of consumer trends and meeting the nutritional needs of their passengers. The airline recently updated their offering of special meals for passengers. And now TAP will be the first airline to support better rest for passengers on overnight flights through sleep-friendly snacking.

“TAP is an industry leader when it comes to cuisine and nutrition,” commented Nightfood CEO Sean Folkson. “We’re honored to be working with them and with Nestlé START and CO. on this proof of concept test.”

During the test period, TAP flights from Miami to Lisbon will be stocked with Nightfood cookies as a passenger amenity. The individually wrapped 25-gram Nightfood sleep-friendly chocolate chip cookies contain a QR code and web address that passengers can visit to fill out a short survey, including questions about their nighttime snacking behaviors when not traveling.

Nightfood was a finalist in the Nestlé START and CO. 2022 program and selected to move to the proof-of-concept phase. START and CO. 2022 is the 4th edition of an initiative that results from a partnership between Nestlé and Nova School of Business and Economics, and the objective is to identify and select startups that want to grow by exploiting synergies and thus create new paths and future businesses in partnership with Nestlé.

The data collected will be used by Nestlé START and CO. and Nightfood to evaluate consumer attitudes related to nighttime snacking and sleep-friendly nighttime snacks on both sides of the Atlantic Ocean, and to identify potential opportunities for partnerships and/or international expansion of the Nightfood brand.

The test is expected to begin on April 10 and last approximately six to eight weeks.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacks.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is focused on establishing widespread national distribution of Nightfood ice cream, cookies, and other snack formats in the high-margin hotel vertical.

In March, 2023, Nightfood announced Sonesta International Hotels Corporation, the 8th largest hotel company in the United States, launched Nightfood ice cream into multiple Sonesta chains. Also in March, the Company announced its status as a Qualified Vendor of Choice Hotels, one of the world’s largest lodging franchisors.

Nightfood ice cream pints can also be found in select locations of chains such as Courtyard by Marriott, Holiday Inn Express, Springhill Suites, Hyatt Place, Fairfield Inn & Suites and many more.

Hotels are increasingly focused on supporting guest wellness, and one way to do that is by offering healthier and sleep-friendly snacks in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, expanding distribution into a significant number of those hotels is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains "forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers, hotel chains and possibly airlines, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets, hotel chains and possibly airlines, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Marlene Oliver
media@nightfood.com
888-888-6444, x8

Investor Contact:

Simon Dang
simon@nightfood.com

888-888-6444, x3